                                                                       EXHIBIT 2

                         MIDCON CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE NINE MONTHS ENDING SEPTEMBER 30, 1997 AND 1996
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                                     NINE MONTHS       NINE MONTHS
                                                                       ENDING            ENDING
                                                                    SEPTEMBER 30,     SEPTEMBER 30,
                                                                        1997              1996
                                                                    -------------     -------------
REVENUES:
  Gas sales, transportation, storage and other operating
     revenues.....................................................   $ 2,063,058       $ 1,776,703
  Interest and other income.......................................         9,595             7,721
  Earnings of pipeline ventures...................................         9,965             9,899
                                                                     -----------       -----------
                                                                       2,082,618         1,794,323
                                                                     -----------       -----------
COSTS AND OTHER DEDUCTIONS:
  Cost of sales...................................................     1,684,980         1,338,188
  Selling, general and administrative and other operating
     expenses.....................................................        77,853            83,959
  Depreciation....................................................       110,924           131,676
  Taxes other than income taxes...................................        23,087            36,341
  Interest expense................................................       181,601            43,379
  Other...........................................................         1,005             1,439
                                                                     -----------       -----------
                                                                       2,079,450         1,634,982
                                                                     -----------       -----------
INCOME BEFORE INCOME TAXES........................................         3,168           159,341
PROVISIONS FOR AND CHARGE-IN-LIEU OF INCOME TAXES.................            87            59,276
                                                                     -----------       -----------
NET INCOME........................................................   $     3,081       $   100,065
                                                                     ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  AT SEPTEMBER 30, 1997 AND DECEMBER 31, 1996
                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                                                 1997              1996
                                                                                             -------------     ------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents................................................................   $     6,278      $     4,258
  Restricted deposits......................................................................        30,678           38,623
  Receivables
    Affiliated companies...................................................................       268,947          415,643
    Customers..............................................................................        14,592            9,363
    Other..................................................................................        17,858           26,324
  Interest-bearing receivables, net-affiliated companies...................................       147,519           25,361
  Gas transportation imbalances............................................................        44,438           56,106
  Materials and supplies...................................................................        11,320           11,718
  Net properties to be dividended, net of tax..............................................       303,451          308,804
  Gas stored underground...................................................................        73,312           39,343
  Prepayments..............................................................................         3,771           20,187
  Deferred income taxes....................................................................        46,878           77,277
                                                                                             ------------      ------------
        Total Current Assets...............................................................       969,042        1,033,007
                                                                                             ------------      ------------
PROPERTY, PLANT AND EQUIPMENT..............................................................     6,648,818        6,876,061
  Accumulated depreciation.................................................................    (1,617,826)      (1,785,257)
                                                                                             ------------      ------------
    Net Property, Plant and Equipment......................................................     5,030,992        5,090,804
                                                                                             ------------      ------------
LONG-TERM INTERCOMPANY RECEIVABLE..........................................................        31,390           33,197
GAS STORED UNDERGROUND -- NONCURRENT.......................................................       400,619          413,334
INVESTMENTS IN PIPELINE VENTURES...........................................................        53,498           53,141
DEFERRED CHARGES AND OTHER ASSETS..........................................................        24,972           28,879
                                                                                             ------------      ------------
TOTAL ASSETS...............................................................................   $ 6,510,513      $ 6,652,362
                                                                                             ============      ============
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Payables --
    Affiliated companies...................................................................   $     3,576      $     2,857
    Trade..................................................................................       194,818          301,569
    Contract impairment....................................................................           605            1,126
    Other..................................................................................        91,661          115,943
  Dividend payable, affiliates.............................................................       303,452          308,804
  Accrued interest payable, affiliates.....................................................        82,867               --
  Rate refund provision....................................................................        13,756           15,218
  Gas transportation imbalances............................................................        80,990           83,310
  Current portion of long-term ESOP debt...................................................        12,574           12,574
  Other....................................................................................       103,062          120,213
                                                                                             ------------      ------------
        Total Current Liabilities..........................................................       887,361          961,614
                                                                                             ------------      ------------
OTHER LIABILITIES AND DEFERRED CREDITS:
  Reserve for contract impairment..........................................................        13,773           43,775
  Intercompany liability...................................................................            --           32,696
  Interest-bearing notes, affiliated companies.............................................     1,600,000        1,600,000
  Long-term ESOP debt......................................................................     1,386,026        1,386,026
  Postretirement benefits other than pensions..............................................        90,889           89,780
  Other....................................................................................       133,684          157,400
                                                                                             ------------      ------------
        Total Other Liabilities and Deferred Credits.......................................     3,224,372        3,309,677
                                                                                             ------------      ------------
DEFERRED INCOME TAXES......................................................................     1,690,440        1,680,354
                                                                                             ------------      ------------
CONTINGENT LIABILITIES AND COMMITMENTS
MINORITY EQUITY IN SUBSIDIARIES AND PARTNERSHIPS...........................................         7,456            8,076
                                                                                             ------------      ------------
STOCKHOLDER'S EQUITY:
  Common Stock, $.01 par value, authorized 2,000,000 shares, outstanding 1,400,000 shares
    in 1996; $1 par value, authorized 1,000 shares, outstanding 1 share in 1995............            14               14
  Unearned ESOP shares.....................................................................    (1,359,002)      (1,393,849)
  Additional paid-in capital...............................................................     1,970,375        2,000,060
  Retained earnings........................................................................        89,497           86,416
                                                                                             ------------      ------------
        Total Stockholder's Equity.........................................................       700,884          692,641
                                                                                             ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.................................................   $ 6,510,513      $ 6,652,362
                                                                                             ============      ============

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDING SEPTEMBER 30, 1997 AND 1996
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                                     NINE MONTHS       NINE MONTHS
                                                                        ENDED             ENDED
                                                                    SEPTEMBER 30,     SEPTEMBER 30,
                                                                        1997              1996
                                                                    -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income......................................................    $   3,081         $ 100,065
  Income adjustments --
     Depreciation.................................................      110,924           131,676
     Deferred income tax provision (benefit)......................       38,531             6,424
     Other noncash (credits) charges to income, net...............      (23,416)           43,831
     Distributions from (to) pipeline ventures, net of earnings...         (307)            1,851
     Compensation expense.........................................        1,148                --
Changes in operating assets and liabilities:
     Decrease in accounts receivable..............................       35,770            39,671
     Decrease in accounts receivable from affiliates..............      153,836            13,233
     (Increase) decrease in inventories...........................      (35,307)           19,757
     Decrease (increase) in prepaid and other assets..............        2,654           (42,176)
     Change in gas transportation imbalances, net.................        9,708            (8,845)
     (Decrease) increase in accounts payable and accrued
      liabilities.................................................     (165,633)           64,579
     Increase (decrease) in accounts payable to affiliates........          719              (256)
     Decrease in income taxes.....................................       (7,597)           (1,532)
  Other operating, net............................................        8,067             4,478
                                                                      ---------         ---------
     Net cash provided by operating activities....................      132,178           372,756
                                                                      ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures............................................      (56,578)         (102,031)
  Acquisition of cushion gas......................................           --           (90,409)
  Proceeds (costs) from disposal of property, plant and equipment,
     net..........................................................        8,738            (6,399)
  Other investing, net............................................       (5,565)           (2,953)
                                                                      ---------         ---------
     Net cash used by investing activities........................      (53,405)         (201,792)
                                                                      ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments debt.........................................           --            (7,500)
  Amounts paid to minority interest...............................       (1,941)               --
  Net change in interest-bearing receivables/payables with
     affiliated companies and intercompany liability..............      (74,812)         (162,920)
                                                                      ---------         ---------
     Net cash used by financing activities........................      (76,753)         (170,420)
                                                                      ---------         ---------
Increase (decrease) in cash and cash equivalents..................        2,020               544
                                                                      ---------         ---------
Cash and cash equivalents at beginning of year....................        4,258            10,414
                                                                      ---------         ---------
Cash and cash equivalents at end of period........................    $   6,278         $  10,958
                                                                      =========         =========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                  (THOUSANDS)
                                  (UNAUDITED)

                                                         UNEARNED       ADDITIONAL      RETAINED
                                             COMMON        ESOP           PAID-IN       EARNINGS
                                             STOCK        SHARES          CAPITAL       (DEFICIT)
                                             ------     -----------     -----------     ---------
Balance, December 31, 1994.................   $ --      $        --     $ 4,280,577     $  91,633
  Net income...............................     --               --              --       106,626
  Dividend of intercompany receivable to
     Parent (Note 3.c).....................     --               --        (922,470)     (228,328)
                                             ------     -----------     -----------     ---------
Balance, December 31, 1995.................     --               --       3,358,107       (30,069)
  Net income...............................     --               --              --       116,485
  Dividend of subsidiaries and properties
     (Note 2.c)............................     --               --        (672,407)           --
  Contribution of intercompany debt (Note
     2.b)..................................     --               --         914,703            --
  Non-cash dividend (Note 2.b).............     --               --      (1,600,000)           --
  Stock split (Note 2.b)...................     14               --             (14)           --
  Unearned ESOP shares (Note 9)............     --       (1,400,000)             --            --
  Dividends on unearned ESOP shares (Note
     2.a)..................................     --               --           3,348            --
  Release of ESOP shares, net of tax effect
     (Note 9)..............................     --            6,151          (3,677)           --
                                             ------     -----------     -----------     ---------
Balance, December 31, 1996.................     14       (1,393,849)      2,000,000        86,416
  Net income...............................     --               --              --         3,081
  Release of ESOP shares, net of tax
     effect................................     --           34,847         (31,275)           --
  Noncash dividend of properties...........     --               --          (3,764)           --
  Adjustment to dividend of subsidiaries
     and properties........................     --               --           5,354            --
                                             ------     -----------     -----------     ---------
Balance, September 30, 1997................   $ 14      $(1,359,002)    $ 1,970,375     $  89,497
                                             ======      ==========      ==========     =========

   The accompanying notes are an integral part of these financial statements.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  DESCRIPTION OF COMPANY

     The accompanying unaudited consolidated condensed financial statements have been prepared by MidCon Corp. pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in consolidated financial statements have been condensed or omitted pursuant to such rules and regulations, but resultant disclosures are in accordance with generally accepted accounting principles as they apply to interim reporting. The consolidated condensed financial statements should be read in conjunction with MidCon Corp.'s audited consolidated financial statements for the year ended December 31, 1996 ("1996 financial statements").

     In the opinion of MidCon Corp.'s management, the accompanying consolidated condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly MidCon Corp.'s consolidated financial position as of September 30, 1997, and the consolidated results of operations and consolidated cash flows for the nine months then ended. The results of operations and cash flows for the nine month periods ended September 30, 1997 and 1996 are not necessarily indicative of the results of operations and cash flows to be expected for the full year.

     MidCon Corp. ("MidCon" and, together with its subsidiaries, "Company") is a wholly-owned subsidiary of Occidental Petroleum Corporation (Occidental). On December 18, 1997, Occidental announced that it had signed a definitive agreement to sell the Company for $3.49 billion consideration, subject to certain supplemental adjustments. The transaction is expected to close in the first quarter 1998.

(2)  MIDCON RECAPITALIZATION

  (a) ESOP

     In November 1996, Occidental established the MidCon Corp. Employee Stock Ownership Plan (ESOP) (see Note 9) for the benefit of the eligible employees of the Company.

     Also, in November 1996, Occidental sold $1.4 billion of Occidental's Cumulative MidCon-Indexed Convertible Preferred Stock (CMIC Preferred Stock) to the MidCon Corp. ESOP Trust (the Trust). The CMIC Preferred Stock is convertible into Occidental common stock based on the value of the Company. The Trust paid for the CMIC Preferred Stock with $1.4 million cash and a $1.3986 billion 30-year promissory note (ESOP note), bearing interest at 7.9 percent per annum, guaranteed by MidCon.

     Principal and interest payments on the ESOP note are due on December 31 in annual installments of approximately $123 million, commencing December 31, 1997, and continuing through December 31, 2026, upon which date all principal and interest remaining unpaid shall be immediately due and payable. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that MidCon will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP note. Dividends of $3.3 million on unearned shares and a cash contribution of $9.2 million were used for debt service on the ESOP note in 1996.

     Results for the nine month period ended September 30, 1997 include interest expense of $82.9 million on the ESOP note and compensation expense of $1.1 million as discussed in Note 9.

  (b) Other Capital Transactions

     Concurrent with the establishment of the ESOP, several transactions were recorded. MidCon had a 1,400,000-for-one split of the outstanding shares of its common stock, while the par value of such stock was changed from $1.00 per share to $.01 per share. Occidental contributed to the capital of MidCon $741 million of promissory notes previously issued by MidCon and $154 million of non-interest bearing intercorporate advances made by Occidental to MidCon that were outstanding as of November 30, 1996. In addition,

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MidCon declared a dividend, payable in the form of a $1.6 billion note payable to Occidental. The principal amount of this note is due and payable on December 31, 2026 and bears interest at an annual rate of 7.9 percent payable monthly through December 31, 2001. Thereafter, the rate changes to the London Interbank Offered Rate (LIBOR) plus 1.25 percent.

     Results for the nine month period ended September 30, 1997 include interest expense of $96.1 million on the $1.6 billion note.

  (c) Dividend of Subsidiaries and Properties

     During 1996, MidCon dividended all the outstanding shares of common stock of its subsidiaries, Occidental Energy Ventures Corp. (OVEC) and MC Panhandle, Inc., to Occidental. Properties from other Company subsidiaries comprising certain oil and gas properties and well compressor properties were dividended to Occidental effective on December 31, 1996. The net income from these operations was $7.8 million for the nine months ended September 30, 1996.

     Also, effective December 31, 1996, MidCon dividended 51 percent of its interest in an intrastate pipeline limited liability partnership to Occidental (see Note 2.d).

     A summary of the 1996 adjustments showing the effect of the above transactions on certain balance sheet accounts is presented below (in millions):

                                                                             INCREASE
                                                                            (DECREASE)
                                                                            ----------
        Property, Plant and Equipment.....................................   $ (1,339)
        Accumulated Depreciation..........................................   $   (345)
        Deferred Income Taxes.............................................   $   (322)
        Additional Paid-in Capital........................................   $   (672)

  (d) Lease of Intrastate Pipeline Assets

     In December 1996, MidCon merged its subsidiary MidCon Texas Pipeline Corp. (MidCon Texas) into a limited partnership, which then owned its Texas intrastate pipeline and related facilities. On December 31, 1996, fifty-one percent of the Company's ownership in the partnership was dividended to a subsidiary of Occidental with a dividend of the remaining 49 percent to be paid on January 1, 1998. This 49 percent interest is reflected in the accompanying consolidated balance sheets as "Net properties to be dividended, net of tax." MidCon formed a new subsidiary, MidCon Texas Pipeline Operator, Inc. ("MTPO"), which assumed certain of the contracts and obligations of MidCon Texas before the merger. In addition, MTPO entered into an agreement with the limited partnership to lease the intrastate pipeline system owned by the limited partnership over a 30 year period commencing on January 1, 1997. The Company accounts for this lease as an operating lease. The initial annual lease fee is $30 million in 1997. The lease fee changes to $20 million for the years 1998 through 2001, $40 million for the years 2002 through 2005 and $30 million during the remaining lease term. Lease expense of $30 million will be recognized annually. The lease agreement requires MTPO to pay for taxes, insurance and maintenance expenses and contains restrictions concerning additions, dispositions and modifications to the leased property.

(3)  SIGNIFICANT ACCOUNTING POLICIES

     Reference is made to Note 3 in MidCon's 1996 financial statements for a summary of significant accounting policies.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (a) Cash and Cash Equivalents and Interest-Bearing Receivables/Payables, Net-Affiliated Companies

     Cash equivalents consist of interest bearing commercial paper and other bank deposits with initial maturities of three months or less. Cash equivalents totaled approximately $3.4 million and $1.5 million at September 30, 1997 and December 31, 1996, respectively.

     Occidental and its subsidiaries utilize a cash-management system designed to minimize cash balances and external borrowing. In November 1996, MidCon entered into a new intercompany cash management agreement with Occidental. This agreement, which was effective January 1, 1997, engages Occidental to continue to provide the Company with certain financing and cash management services. Amounts due from or to affiliates under this program are reflected as current assets and liabilities in the accompanying financial statements. Interest income and expense is allocated to the participating companies on the basis of the principal contributed or borrowed, respectively. Under the former cash management system, MidCon has periodically dividended, to its parent company, its interest bearing receivables from Occidental.

  (b) Accounting Changes

     In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company's adoption of SFAS No. 125, effective January 1, 1997, did not have an impact on the Company's financial position or results of operations.

     In October 1996, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position No. 96-1, "Environmental Remediation Liabilities" (SOP 96-1), which provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental remediation liabilities. The Company's adoption of SOP 96-1, effective January 1, 1997, did not have an impact on the Company's financial position or results of operations.

     The FASB has issued SFAS No. 129, "Disclosure of Information about Capital Structure" to be effective for periods ending after December 15, 1997. SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. The Company does not believe that the application of the new standard will have a material effect on the Company's financial position or results of operations.

     The FASB has issued SFAS No. 130, "Reporting Comprehensive Income" to be effective for periods beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company does not believe that the application of the new standard will have a material effect on the Company's financial position or results of operations.

     The FASB has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" to be effective for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company does not believe that the application of the new standard will have a material effect on the Company's financial position or results of operations.

  (c) Property, Plant and Equipment and Related Depreciation

     Reference is made to the 1996 financial statements and Note 3(f) thereto for a description of investments in property, plant and equipment.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (d) Restricted Deposits

     The Company engages in hedging to decrease or modify its exposure to natural gas price risk. In accordance with New York Mercantile Exchange (NYMEX) rules, $30.7 million and $38.6 million of monies on deposit with brokers was restricted at September 30, 1997 and December 31, 1996, respectively, to meet trading requirements.

  (e) Supplemental Cash Flow Information

     Cash payments during the nine months ended September 30, 1997 and 1996 included income taxes of approximately $3.4 million and $4.0 million, respectively. Interest paid for the same periods, net of amounts capitalized, was $95.9 million and $0.

  (f) Hedging Activities

     The Company uses commodity futures contracts, options and swaps to hedge the impact of natural gas price fluctuations related to its business activities. Gains and losses on hedge contracts are deferred and recognized as an adjustment to sales revenue or purchase costs when the related transaction being hedged is finalized.

  (g) Liabilities

     "Accrued liabilities current" and "Other noncurrent liabilities" include reserves relating to a reorganization of the Company's operations initiated in 1995. The Company recorded a reserve of $37 million during the fourth quarter of 1995. The current and noncurrent portion of the reserve totaled approximately $7 million and $4 million, respectively at September 30, 1997 and $9 million and $12 million, respectively, at December 31, 1996.

(4)  LITIGATION

     There are various lawsuits and proceedings pending against the Company. It is impossible at this time to determine the ultimate legal liabilities that may arise therefrom. However, in management's opinion, after taking into account reserves, the pending lawsuits and proceedings and claims should not have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(5)  REGULATORY MATTERS

     On November 3, 1997, the FERC approved a settlement of the general rate case of the Natural Gas Pipeline Company of America ("Natural") filed on June 1, 1995, substantially consistent with what Natural proposed. This settlement of the rate case has had a favorable impact of approximately $9 million on operating margin for the nine months ended September 30, 1997.

     In January 1997, Amoco Production Company and Amoco Energy Trading Corporation ("Amoco") filed a complaint against Natural before the FERC contending that Natural had improperly provided its affiliate, MidCon Gas, transportation service on preferential terms, seeking termination of currently effective contracts and the imposition of civil penalties. A subsequent FERC staff audit made proposed findings that Natural has favored MidCon Gas, which Natural has challenged. In July, Amoco and Natural agreed to a settlement of this proceeding. Amoco has filed to withdraw its complaint subject to the FERC's procedures. Several intervenors have opposed the withdrawal of the complaint and Natural has filed an answer to that opposition. The matter is pending before the FERC.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)  CONTINGENT LIABILITIES AND COMMITMENTS

     The FERC has allowed certain rates for gas supply realignment GSR costs to go into effect on December 1, 1997, subject to refund, to recover any shortfall in recoveries of GSR costs allocated to interruptible transportation (See Note 5 to the 1996 financial statements). However, the FERC rejected Natural's filing for rehearing that Natural be allowed to recoup a portion of any shortfall on title transfers and interruptible transportation to pooling points.

     The Company has certain other commitments and contingent liabilities under contracts, guarantees and joint ventures.

     In management's opinion, after taking into account reserves, none of such commitments and contingencies discussed above should have a material adverse effect upon the consolidated financial position or results of operations of the Company.

(7)  INCOME TAXES

     The Company is included in Occidental's consolidated federal tax return and unitary state tax returns. The consolidated provisions for these income taxes are allocated to the Company on the basis of a tax sharing agreement with Occidental. Under the agreement, the amount of consolidated current and deferred tax provisions is determined as if the Company were a corporation that was not owned by Occidental and filed a separate consolidated income tax return. In addition, state income taxes are provided for all states in which the Company is included in a state return with Occidental, notwithstanding that the Company may not have been subject to tax in that jurisdiction but for its affiliation with Occidental.

     The provision for taxes based on income for the 1997 and 1996 interim periods was computed in accordance with Interpretation No. 18 of APB Opinion No. 28 on reporting taxes for interim periods and was based on projections of total year pretax income.

     Taxable gains were recorded by the Company resulting from dividends and asset transfers to Occidental during 1996 (see Note 2.c). Since the Company is included in the consolidated federal income tax return with Occidental, these taxable gains are deferred until the Company is transferred outside the consolidated group. Under the Company's tax sharing agreement, so long as the Company is part of the consolidated group, the tax payments associated with the gains will be reimbursed to the Company over the remaining tax lives of the transferred assets. An intercompany receivable from Occidental has been recorded on the consolidated balance sheet to reflect these reimbursements.

     Taxable gains were recorded by the Company resulting from asset transfers unrelated to the dividends and asset transfers to Occidental during 1996 (see
Note 2.c), and the tax associated therewith will not be reimbursed by Occidental under the Company's tax sharing agreement.

(8)  RETIREMENT AND POSTRETIREMENT BENEFITS

     Reference is made to Note 8 to MidCon's 1996 financial statements for a description of the retirement plans and Postretirement benefits.

(9)  RETIREMENT PLANS AND ESOP

     All employees are participants in a defined contribution retirement plan and are eligible to participate in a defined contribution savings plan. Effective January 1, 1997, the Company established the MidCon Corp. Retirement Plan (MRA) and the MidCon Corp. Savings Plan (MSA). Related plan assets from Occidental Petroleum Corporation Retirement Plan and the Occidental Petroleum Corporation Savings Plan were transferred to the MRA and MSA, respectively. The plans provide for periodic contributions based on the

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

salary and age level of employees and/or employee contributions. Beginning January 1, 1997, the Company's contribution under the MRA is being reduced over time pursuant to the terms of the plan.

     Effective November 20, 1996, Occidental established the ESOP for all eligible employees of the Company. Generally, the shares of the CMIC Preferred Stock held by the ESOP are released and allocated to participant accounts based on the proportion of the payment on the ESOP note for the respective period compared to the total remaining payments due on the note. Dividends on the CMIC Preferred Stock are payable at an annual rate of $21 per share, when and as declared by Occidental's Board of Directors. It is anticipated that MidCon will make discretionary annual contributions to the MidCon ESOP which, together with the annual dividends, will be used to repay the ESOP note. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans" which requires that compensation expense be measured based on the fair value of shares committed to be released.

     The ESOP loan guarantee is recorded as an intercompany liability and the shares of CMIC Preferred Stock pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheet. The Company reports compensation expense equal to the estimated current market price of the shares. Dividends on allocated ESOP shares result in a reduction to additional paid-in capital. Dividends on ESOP shares have been used to satisfy debt service. ESOP compensation expense was $1.1 million and $0 for the nine months ended September 30, 1997 and 1996, respectively. The ESOP has 40,998 and 6,151 allocated shares and 1,359,002 and 1,393,849 unreleased shares outstanding at September 30, 1997 and December 31, 1996, respectively.

(10)  TRANSACTIONS WITH AFFILIATES

     Excess funds are invested with Occidental through its centralized cash-management system. All intercompany loans are evidenced by a cash management agreement. Interest earned or charged is calculated at prevailing market rates.

     Occidental provides and directly bills the Company for various services including information technology services, administrative services for payroll, and employee benefits for which the Company was allocated approximately $4.0 million and $3.8 million for the nine month periods ended September 30, 1997 and 1996, respectively. In addition, Occidental charges the Company for expense incurred on its behalf such as insurance. All these charges, which were part of the noninterest-bearing long-term intercompany liability at September 30, 1997 and December 31, 1996, approximate the amounts management believes would be incurred if the Company were to independently secure these services. The charges for these services are not reflected in the table on the following page.

     Effective January 1, 1997, MidCon entered into a 10-year service agreement with Occidental. This agreement provides for the continuation of various services performed on the Company's behalf by Occidental. The initial annual fee for these services will be $13 million through December 31, 2001, after which time the fee will be renegotiated. The services provided will include, among others, insurance administration, internal audit, legal and investor relations. In addition, the agreement provides for the allocation of certain out-of-pocket expenses incurred on the Company's behalf and for separate fees to be billed to the Company by Occidental for such services as tax, regulatory compliance, payroll and benefits and information technology. The fees charged are reflected for the nine months ended September 30, 1997, as "Charges for Occidental's general and administrative costs" indicated in the table below.

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Principal transactions with affiliated companies, except as disclosed elsewhere in these financial statements, were as follows for the nine month periods indicated (in millions):

                                                                          SEPTEMBER 30,
                                                                        ------------------
                                                                         1997        1996
                                                                        -------     ------
    Affiliated company transactions:
      Transfer of trade receivables...................................  $ 258.9     $200.9
      Fees and expenses on trade receivables transferred..............  $   9.9     $  8.0
      Sales, transportation and storage of natural gas and other
         revenues.....................................................  $   1.4     $  2.1
      Purchases and transportation of natural gas.....................  $  24.5     $  0.3
      Charge for Occidental's general and administrative costs........  $   9.8     $ 13.7
      Net interest income (expense)...................................  $(164.8)    $(32.5)
    Pipeline venture transactions:
      Cash distributions..............................................  $   9.7     $ 11.8
      Transportation of natural gas charged to operation expense......  $   7.6     $  6.2

(11)  GAS STORED UNDERGROUND

     At September 30, 1997 and December 31, 1996, Natural's current top gas storage inventory, which is accounted for on the LIFO method, was $2.6 million and $5.0 million, respectively. Noncurrent top gas inventory is stated on the LIFO method. The current value of the noncurrent top gas inventory exceeded the LIFO valuation by $236.9 million and $413.7 million at September 30, 1997 and December 31, 1996, respectively. Noncurrent cushion gas inventory is stated at average cost.

(12)  PIPELINE VENTURES

     Investments in active companies in which the Company has a voting interest of not more than 50 percent are accounted for on the equity method. At September 30, 1997, the Company's equity investments consisted primarily of:

                                                                            OWNERSHIP
                                     INVESTEE                               INTEREST
        ------------------------------------------------------------------  ---------
        West Cameron Dehydration Company..................................      50%
        Stingray Pipeline Company.........................................      50%
        Gulf Processing...................................................      50%
        U-T Offshore System...............................................  33 1/3%
        Trailblazer Pipeline Company......................................  33 1/3%
        High Island Offshore System.......................................      20%
        Overthrust Pipeline Company.......................................      18%

     Summarized financial information of these ventures is set forth below (in millions):

                                                                      NINE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                      -----------------
                                                                       1997       1996
                                                                      -------    ------
        Operating revenues..........................................  $ 100.0    $ 87.6
        Costs and expenses..........................................     64.4      48.7
                                                                      -------    ------
        Net income..................................................  $  35.6    $ 38.9
                                                                       ======     =====

                         MIDCON CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
        Current assets.....................................     $  48.4           $ 79.2
        Noncurrent assets..................................     $ 280.1           $290.9
        Current liabilities................................     $  47.3           $ 69.1
        Noncurrent liabilities.............................     $ 132.3           $145.2
        Stockholders' equity...............................     $ 148.8           $155.8

     In accordance with project financing arrangements of certain of these ventures and under tariffs approved by the FERC, Natural is required to pay demand charges to certain of these ventures for contracted transportation services. The demand charges for the nine month periods ended September 30, 1997 and 1996 were approximately $7.5 million and $6.1 million, respectively.

(13)  YEAR 2000 COMPLIANCE

     MidCon has completed an assessment of its information systems to determine what modifications, if any, are necessary for proper functioning of these systems in the year 2000. Cost related to maintenance or modification of these systems will be expensed as incurred. MidCon does not anticipate the related costs to have a material impact on its results of operations.